Contacts

•	Clarkston Financial Corp. - Grant Smith, President & COO, P: 248 922-6945
•	Marcotte Financial Relations - Mike Marcotte P: 248 656-3873

Clarkston Financial Corp. Reports
Q1 Balance Sheet Growth.
Earnings Hampered by New-Bank Costs.

For Immediate Release

CLARKSTON, Mich., April 27, 2006 — Clarkston Financial Corporation (OTCBB: CKSB), reported growth in both loans and deposits, but earnings were hampered by operating costs at start-up subsidiary Huron Valley State Bank and aggressive provisioning for loan losses, Edwin L. Adler, Board Chairman, and Grant Smith, President and COO, jointly announced today

        Clarkston Financial Corporation is the holding company for Clarkston State Bank and Huron Valley State Bank. Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in August 2005 and Clarkston Financial Corporation owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

        Net income for the three months ended March 31, 2006 was $119,000, or $0.10 per diluted share, compared with net income of $179,000, or $0.17 per diluted share, for the first quarter of 2005. Results include costs of $153,000, equivalent to $0.12 per diluted share, for the operation of Huron Valley State Bank, which opened last year.

        Overall, operating performance was positive. Net interest income rose 4.5% mostly from loan growth. Noninterest income was off marginally from lower bank service charges and fees. Noninterest expense was up about 13%, but the increase includes costs for Huron Valley State Bank, noted above. The results also include a 22% jump in the loan-loss provision to accommodate a small number of nonperforming loans and the Bank’s aggressive stance toward identifying and addressing any classified loans.

        Clarkston State Bank, with approximately 42 FTEs, continues to garner marketshare and build its franchise. CSB is ranked second in deposits across its primary market. The CSB team conducted its second in an ongoing series of quarterly luncheons for area business executives. The team also launched a new quarterly newsletter to support commercial lending.

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Clarkston Financial Corp.
Q1-2006 results

        Huron Valley State Bank, with a team of seven professionals, is making solid progress. Costs are under plan, while deposit growth and commercial lending are ahead of plan. HVSB is looking for another branch site that will accommodate drive-up banking and more convenient offstreet parking.

        Mr. Adler said, “We’ve had a couple of tough quarters. However, our core business at both Banks is solid and our teams are executing well in very competitive markets. At Clarkston State Bank we have replaced some personnel and enhanced our policies and procedures, especially in the lending area, where we are now completing a comprehensive review. I remain very confident in our strategy and our management team and we are committed to our customers and shareholders.”

        Mr. Smith added, “Loan demand continues to be steady and competitive pressures remain for both of our Banks. Huron Valley is integrating itself into the Milford business community, where we expect to generate substantial commercial lending. We have a strong management team on the ground, backed by a great board of directors made up of local business leaders. We are already seeing the benefits of their efforts as they are ahead of their projected net income target for a de novo bank. Clarkston State Bank continues to focus on building new relationships around commercial lending opportunities with proven marketing concepts and intense community involvement.”

        Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. The opening of Huron Valley State Bank (a Michigan banking corporation to be formed) is subject to prior regulatory approval by the FDIC and by the Michigan Office of Financial and Insurance Services. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

CLARKSTON FINANCIAL CORPORATION
QUARTERLY FINANCIAL SUMMARY
FIRST QUARTER 2006
(Unaudited)

SUMMARY OF OPERATIONS	Three Months Ended March 31,
	2006	2005	Percent Change

Net interest income	1,549	1,481	4.59%
Provision for loan losses	116	95	22.11%
Non-interest income	227	244	6.97%
Non-interest expense	1,533	1,351	13.47%
Pre-tax income	127	279	54.48%
Net income	119	179	33.52%

Net income per share (annualized)	$0.10	$0.17	43.81%
Net interest margin (period avg. assets)	3.27%	3.60%	9.18%

PERFORMANCE RATIOS	Quarter

Return on average equity	3.14%	10.46%	69.96%

Return on average assets	0.24%	0.84%	71.25%

BALANCE SHEET HIGHLIGHTS	March 31, 2006	December 31, 2005

Assets	$202,603	$195,576	3.59%
Loans (gross)	139,319	133,230	4.57%
AFLL	1,402	1,930	27.36%
Deposits	163,796	161,332	1.53%
Interest earning assets	192,376	185,381	3.77%
Shareholders' equity	15,140	15,131	0.06%
Book value per share	$12.15	$12.15	0.06%
Total shares outstanding	1,245,722	1,245,722	0.00%
ALLLP as a % total loans	1.01%	1.45%	30.53%

SOURCE:  Clarkston Financial Corporation
CONTACT:
Grant Smith, President & COO of Clarkston Financial Corp, 1-248-922-6945;
or
Mike Marcotte of Marcotte Financial Relations, 1-248-656-3873